UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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ICF International, Inc.

(Name of Registrant as Specified In Its Charter)

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ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, Virginia 22031

Notice of Annual Meeting of Stockholders

to be Held June 4, 2009

The Annual Meeting of stockholders of ICF International, Inc. will be held at ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, on June 4, 2009, at 10:00 a.m., for the following purposes:

1.	To elect three directors for terms expiring in 2012;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2009; and

3.	To transact any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on April 17, 2009 are entitled to notice of and to vote at the meeting. This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about April 24, 2009.

This year, we are pleased to utilize the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2008 Annual Report. This notice contains instructions on how to access those documents over the Internet. We direct your attention to the attached proxy statement for more information, including instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Employing an electronic distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We cordially invite you to attend this year’s meeting. To ensure your representation at the meeting, please vote promptly by proxy over the Internet or telephonically or, if you received paper copies of the proxy materials by mail, you can instead vote by mail by following the instructions on the proxy card or voting instruction card. Mailing your completed proxy or voting instruction card, or voting electronically or telephonically, will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support of ICF International, Inc.

By Order of the Board of Directors

/s/ ALAN STEWART Alan Stewart,
Corporate Secretary

Fairfax, Virginia

April 24, 2009

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

ICF INTERNATIONAL, INC.

i

ICF INTERNATIONAL, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICF International, Inc. (“ICF International” or the “Company”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at 9300 Lee Highway, Fairfax, Virginia 22031 on June 4, 2009 at 10:00 a.m., local time. This proxy statement and enclosed proxy card are being made available over the Internet or delivered by mail on or about April 24, 2009 to stockholders of record.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect three directors to serve for terms expiring at our annual meeting in 2012;

•	ratify the appointment of Grant Thornton LLP as our independent registered public accountant; and

•	to transact any other business that properly comes before the meeting or any adjournment.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares FOR each of the nominees for election to the Board and FOR the ratification of our independent registered public accounting firm for the 2009 fiscal year.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 17, 2009 are entitled to vote at the annual meeting. At that time, we had 15,255,195 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

This year, we are pleased to implement the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the annual meeting on the Internet. Our proxy materials are also available at www.ViewMaterial.com/icfi.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.

How may I obtain a paper copy of the Company’s proxy materials, 2008 Annual Report and/or other financial information?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders also may request a free copy of our proxy statement and/or 2008 Annual Report, which includes our Form 10-K, from: MBS Value Partners, LLC, 551 Fifth Avenue, Suite 520, New York, New York 20176, Attention: Lynn Morgen, ICF Investor Relations. Alternatively, stockholders can access the 2008 Annual Report, which includes our Form 10-K and other financial information, on our Investor Relations website at: http://investor.icfi.com. We will also furnish any exhibit to the 2008 Form 10-K if specifically requested.

How do I vote?

You may vote in person at the meeting, on the Internet, by telephone or through a proxy or voting instruction card. Stockholders who have received a notice of the availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may either (i) submit their proxy over the Internet or by telephone by following the instructions on the proxy card or voting instruction card, or (ii) submit their proxy by mail by signing and dating the proxy card or voting instruction card received and returning it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the election of directors and the appointment of the independent registered public accountant, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of Alan Stewart, in his capacity as Corporate Secretary;

•

entering a new vote by using the Internet, or the telephone, or by mailing a new proxy card or new voting instruction card bearing a later date, which will automatically revoke your earlier voting instructions; or

•	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

Attending the Meeting

If you are a beneficial owner of ICF International common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting, if you properly return a proxy by mail, or you vote by telephone or electronically. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 17, 2009 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors and approve the other proposals?

At this year’s annual meeting, stockholders will elect three directors to serve a term of three years. In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or vote for one or two specific nominee(s) while withholding your vote for the other nominee(s). There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accountant, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of Grant Thornton LLP as the independent registered public accountant will be decided by the affirmative vote of a majority of the votes cast on the matter at the annual meeting. Abstentions and broker non-votes will not count as either for or against the proposal.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the two proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of The Proxy Advisory Group, LLC will tabulate the votes and act as inspectors of election.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes of three members in two classes and two members in the other class. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Board of Directors has nominated the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2012 or until their respective successors have been elected and qualified:

•	Richard M. Feldt

•	Joel R. Jacks

•	Sudhakar Kesavan

If any of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that any nominee will be unavailable. You may vote for up to the number of nominees named and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

The following information is provided regarding each nominee for election as a director and the continuing directors. The age indicated for each individual was as of December 31, 2008.

Nominees for Election as Directors for Terms Expiring in 2012—Class III Directors

Richard M. Feldt, age 57, has served as a director of ICF International since March 10, 2008. Mr. Feldt has served as President, Chief Executive Officer and a director of Evergreen Solar, Inc., a Nasdaq-listed developer and manufacturer of photovoltaic panels, since December 2003 and Chairman of the Board since January 2007. Previously, he served as Chief Executive Officer of Perseid, a spin-off from the Raytheon Corporation to commercialize proprietary optical phased array technology, from 2002 to 2003. Mr. Feldt received a Bachelor of Science in Industrial Engineering from Northeastern University.

Joel R. Jacks, age 61, has served as a director of ICF International since June 1999. Mr. Jacks is a Managing Partner, and was a founder, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company CM Equity Management, L.P. Mr. Jacks served as the Chairman and Chief Executive Officer of ATS Corporation, an information and technology services firm serving U.S. federal, state and local government agencies, from April 2005 until January 2007. Mr. Jacks continues to serve as a director of ATS Corporation. Related to his private equity investing activities, Mr. Jacks is a director of several companies, including RGS Associates, Inc., Falcon Communications, Inc., Preferred Systems Solutions, Inc. and Laguna Ventures, Inc. Mr. Jacks received a Bachelor of Commerce degree from the University of Cape Town and a Masters in Business Administration from the Wharton School, University of Pennsylvania.

Sudhakar Kesavan, age 54, has served as a director of ICF International since June 1999 and serves as the Chairman, President and Chief Executive Officer of ICF International and its wholly owned subsidiary, ICF Consulting Group, Inc. (“ICF Consulting”). In 1997, Mr. Kesavan was named President of ICF Consulting when it was a subsidiary of ICF Kaiser (“Kaiser”). In 1999, ICF Consulting was divested from Kaiser and became a wholly owned subsidiary of the Company through a joint effort of the management of ICF Consulting and CM Equity Partners, L.P. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan serves on the Boards of the Rainforest Alliance, a New York-based non-profit environmental organization, and the American Red Cross of the National Capital Area.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL THREE NOMINEES.

Directors Whose Term of Office Expires in 2010—Class I Directors

Dr. Srikant M. Datar, age 55, has served as a director of ICF International since July 2006. Dr. Datar is the Arthur Lowes Dickinson Professor of Business Administration at Harvard University and a Senior Associate Dean at Harvard Business School. Dr. Datar is a Chartered Accountant and has been a professor of accounting and business administration at Harvard since July 1, 1996, previously serving as a professor at Stanford University and Carnegie Mellon University. Dr. Datar is a member of the board of directors of Novartis AG, a holding company organized under Swiss law and publicly traded on the SWX Swiss Stock Exchange and the NYSE, in the form of American Depositary Shares, of KPIT Cummins Infoystems Ltd., a public company under Indian Law whose shares are publicly traded on the Mumbai Stock Exchange, and of Harvard Business School Publishing. He has published his papers in several leading academic journals and has consulted with and done field-based research with many large corporations. He has presented his research to managers and executives in

North and South America, Europe, Asia and Africa. Dr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India. Dr. Datar received a Masters in Statistics and Economics and a Ph.D. in Business from Stanford University.

Eileen O’Shea Auen, age 46, has served as a director of ICF International since March 10, 2008. Ms. Auen has been the Chairperson and Chief Executive Officer of PMSI since December 2008. Prior to this, she was the head of healthcare management at Aetna. From 2005 to 2007, Ms. Auen was the Chief Executive Officer of APS Healthcare, Inc. (“APS Healthcare”). Prior to her role at APS Healthcare, Ms. Auen was a managing partner of Chapterhouse, LLC from 2004 to 2005, the President of Health Net of the Northeast from 2003 to 2004, and served as the President of the Southeast Region of Cigna Healthcare from 2000 to 2003. Ms. Auen received a Bachelor of Arts degree from Towson University and a Masters in Business Administration from the University of Virginia.

Peter M. Schulte, age 51, has served as a director of ICF International since June 1999. Mr. Schulte is a Managing Partner, and was a founder, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company CM Equity Management, L.P. In addition, Mr. Schulte served as the President, Secretary and a director of ATS Corporation, an information and technology services firm serving U.S. federal, state and local government agencies, from April 2005 until January 2007. Mr. Schulte continues to serve as a director of ATS Corporation. Related to his private equity investing activities, Mr. Schulte is a director of several companies, including RGS Associates, Inc., Preferred Systems Solutions, Inc. and Laguna Ventures, Inc. Mr. Schulte received a Bachelor of Arts degree in Government from Harvard College and a Masters in Public and Private Management from the Yale School of Management.

Directors Whose Term of Office Expires in 2011—Class II Directors

Dr. Edward H. Bersoff, age 66, has served as a director of ICF International since October 2003. Dr. Bersoff is the Chairman, President and Chief Executive Officer of ATS Corporation, an information and technology services firm located in Northern Virginia serving U.S. federal, state and local government agencies. Previously, he was chairman and founder of Greenwich Associates, a business advisory firm located in Northern Virginia that was formed in 2003. From November 2002 to June 2003, he was managing director of Quarterdeck Investment Partners, LLC, an investment banking firm, and chairman of Re-route Corporation, a company that offers email forwarding and address correction services. From February 1982 until November 2001, Dr. Bersoff was Chairman, President and Chief Executive Officer of BTG, Inc. (“BTG”), a publicly traded information technology firm he founded in 1982. Under Dr. Bersoff’s leadership, BTG completed six acquisitions in the federal services industry. In November 2001, BTG was acquired by The Titan Corporation (“Titan”), a New York Stock Exchange listed company. Dr. Bersoff served as a director of Titan from February 2002 until August 2005 when Titan was sold. In addition, Dr. Bersoff serves on the boards of EFJ, Inc., a manufacturer of wireless communications products and systems primarily for public service and government customers, a public company, and a number of private companies. Dr. Bersoff holds A.B., M.S. and Ph.D. degrees in mathematics from New York University and is a graduate of the Harvard Business School’s Owner/President Management Program. Dr. Bersoff is the former Rector of the Board of Visitors of Virginia Commonwealth University, a Trustee of the VCU Medical Center, and a former Trustee of New York University.

David C. Lucien, age 58, has served as a director of ICF International since August 2004. Mr. Lucien has more than 38 years of experience in the information technology industry within both commercial and government sectors. He has held several senior-level executive positions for private and public technology companies involved in computer systems manufacturing, technology services and systems integration. Most recently, Mr. Lucien assumed the role of Chairman and Chief Executive Officer of CMS Information Services, Inc. (“CMS”) in March 2003, serving until CMS was sold to CACI International in March 2004. Currently, Mr. Lucien serves as an advisor from time to time, through Mr. Lucien’s company, DCL Associates, assisting various equity funds in the review of current and potential portfolio companies that focus on information technology services, federal services, telecommunications and the Internet. Prior to his work at CMS, Mr. Lucien was the founder and principal of Interpro Corporation, a strategic advisory services firm, from January 1990 until December 2002. Mr. Lucien is a founder and Chairman Emeritus of the Northern Virginia Technology Council and Chairman Emeritus of the Virginia Technology Council. Mr. Lucien also sits on the Advisory Board of the Draper Atlantic Fund.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accountant for fiscal year 2009 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2008. Representatives of Grant Thornton will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not ratify Grant Thornton as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant. The Audit Committee may, in its discretion, retain Grant Thornton or another independent registered public accounting firm without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia. The Board met nine times in 2008. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2008, each director attended at least 75% of the total meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in 2008.

Corporate Governance Guidelines

Our Board of Directors has established a set of Corporate Governance Guidelines that address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance.

Director Independence

The Board has affirmatively determined that Drs. Edward H. Bersoff and Srikant M. Datar, and Messrs. David C. Lucien and Richard M. Feldt and Ms. Eileen O’Shea Auen, are independent directors in accordance with the requirements of Nasdaq and the rules of the SEC. We believe that we comply with all applicable requirements of the SEC and Nasdaq relating to director independence and the composition of the committees of our Board of Directors.

Lead Independent Director

During the course of 2008, the Board of Directors determined that it would be in the best interests of the Company and its stockholders to designate a lead director who would be an independent director and, among other duties: preside over executive sessions of the independent directors; consult with the Chairman of the Board and Chief Executive Officer regarding scheduling and agendas for Board meetings; chair Board meetings in the Chairman’s absence; act as a liaison between the independent directors and management; meet with any director who the lead director deems is not adequately performing his or her duties as a member of the Board or any committee; consult with the Chairman of the Board and/or Chief Executive Officer on matters relating to corporate governance and Board performance; and lead the deliberation and action by the Board or Board committee regarding any offer, proposal or other solicitation or opportunity involving a possible acquisition or other change in control of the Company. Dr. Bersoff has served as lead director from June 5, 2008 to the present.

Board Committees

The Board has an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each composed of a majority of independent directors as defined by Nasdaq, as well as a Mergers and Acquisitions and Finance Committee. Each committee has a charter that can be found in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com).

Audit Committee. The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is currently composed of Drs. Bersoff and Datar, and Mr. Feldt, and met six times in 2008. Dr. Bersoff is the Committee Chairman. The Board has determined that each Audit Committee member is financially literate and has determined that Drs. Bersoff and Datar are “audit committee financial experts” as defined under SEC rules and regulations by virtue of their background and experience. Drs. Bersoff and Datar also qualify as financial experts in accordance with the listing standards of Nasdaq applicable to Audit Committee members. Each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Exchange Act and in accordance with the listing standards of Nasdaq. We expect the Audit Committee to meet not less often than four times a year.

The Audit Committee appoints our independent auditor, reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public, reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure, and reviews the Company’s accounting, internal and external auditing and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. All of the non-audit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

Compensation Committee. The Compensation Committee is currently composed of Ms. Auen and Messrs. Lucien and Feldt and met five times in 2008. Mr. Lucien is the Committee Chairman.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, compensation and succession. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The Compensation Committee also reviews the administration of our incentive compensation, retirement and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount and form of executive compensation. The report of the Compensation Committee required by the rules of the SEC is included in this proxy statement. See “Compensation Committee Report.”

We expect the Compensation Committee to meet not less often than twice per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Governance and Nominating Committee. The Governance and Nominating Committee, formed in June of 2008, is currently composed of Ms. Auen and Dr. Datar and Mr. Jacks. Mr. Jacks attends, but does not vote at, such meetings. In accordance with applicable Nasdaq market rules allowing for the appointment of a non-independent member of a nominating committee in exceptional and limited circumstances, the Board has determined that the appointment of Mr. Jacks to the Governance and Nominating Committee is in the best interests of the Company. In making this decision, the Board considered Mr. Jacks’ position as a managing partner and founder of CM Equity Partners (“CMEP”), which currently controls a significant equity interest in the Company, and that he may not be independent by virtue of the extent of CMEP’s equity interest in the Company. However, the Board recognizes that Mr. Jacks, in his capacity as a managing partner of CMEP and otherwise, has a significant interest in the success of the Company and extensive corporate governance experience and business connections that might result in Board nominee candidates. The Governance and Nominating Committee met four times in 2008. Ms. Auen is the Committee Chairman.

The Governance and Nominating Committee identifies and recommends candidates to be nominated for election as directors at ICF International’s annual meeting, consistent with criteria approved by the full Board; annually evaluates and reports to the Board on its performance and effectiveness; annually reviews the composition of each Board committee and presents recommendations for committee membership to the full Board as needed; researches, evaluates and recommends director compensation; considers and advises the Board on matters relating to the affairs or governance of the Board; and reviews and approves all potential “related person transactions” as defined under SEC rules.

Mergers and Acquisitions and Finance Committee. The Mergers and Acquisitions and Finance Committee is currently composed of Dr. Bersoff and Messrs. Schulte, Jacks, Lucien and Kesavan and met ten times in 2008. Mr. Schulte serves as the Committee Chairman. The purpose of the Mergers and Acquisitions and Finance Committee is to review and assess, and assist the Board of Directors in assessing, potential acquisitions, strategic investments and divestitures.

Compensation Committee Interlocks and Insider Participation

Ms. Auen and Messrs. Lucien and Feldt were members of the Compensation Committee for the year ended December 31, 2008. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Selecting and Nominating Directors

The Board of Directors formed a Governance and Nominating Committee during 2008 that is responsible for nominating director candidates and considering director nominees. This committee replaced the nominating role previously filled by the Company’s Compensation Committee. The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. It is expected that the Governance and Nominating Committee will have direct input from the Chairman and Chief Executive Officer and the lead director, as appropriate.

Identified candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. As described below, the Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company’s proxy statement. Following verification of the stockholder status of the person proposing candidates, recommendations are considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. A variety of factors are considered, including the following: (i) a reputation for integrity, honesty and adherence to high ethical standards; (ii) demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness and ability to contribute positively to the decision-making process of the Company; (iii) prominence within his or her professional discipline and/or industry; (iv) commitment to understanding the Company and its industry and to attend and participate in meetings of the Board and committees regularly; and (v) the interest and ability to understand the sometimes conflicting interests of the constituencies of the Company and to act in the interests of all stockholders. Nominees should not have a conflict of interest that would impair the nominee’s ability to represent the interests of all of the Company’s stockholders and fulfill the responsibilities of a director, and should typically be able to serve for at least five years before reaching age 72. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it deems appropriate and in the best interests of the Company and our stockholders.

As mentioned above, we will consider candidates for director who are recommended by the stockholders. Stockholder recommendations should be submitted in writing to: Alan Stewart, Corporate Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031. Such stockholder’s notice shall set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named as a nominee and to serving as a director if elected). Among other information, the notice shall also include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares, as well as options, stock appreciation rights, warrants and similar instruments of the Company (“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (iv) any short interest in any security of the Company; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary at the above address a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Stockholder Communications with the Board

You may contact the Board of Directors by sending a letter marked “Confidential” and addressed to the Board of Directors, ICF International, Inc., c/o Alan Stewart, Corporate Secretary, 9300 Lee Highway, Fairfax, Virginia 22031 USA. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or individual directors, as appropriate. Communications that are intended specifically for the lead director, the independent directors or non-management directors should be marked as such.

Executive Officers of the Registrant

The following table includes information with respect to all of our executive officers at December 31, 2008. All executive officers serve at the pleasure of our Board of Directors. The biographical information for Mr. Kesavan is found on page 4 under “Proposal I. Election of Directors – Nominees for Election as Directors for Terms Expiring in 2012—Class III Directors.”

Name	Age	Title
Sudhakar Kesavan	54	Chairman, President and Chief Executive Officer
John Wasson	47	Executive Vice President and Chief Operating Officer
Alan Stewart	54	Senior Vice President and Chief Financial Officer
Ellen Glover	53	Executive Vice President
Gerald Croan	59	Executive Vice President

John Wasson serves as Executive Vice President and Chief Operating Officer of ICF International and has been with ICF Consulting since 1987. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

Alan Stewart serves as Senior Vice President and Chief Financial Officer of ICF International and has been with ICF Consulting since 2001. Mr. Stewart has over 31 years of experience in financial management, including mergers and acquisitions. Prior to joining the Company, Mr. Stewart was Chief Financial Officer at DataZen Corporation, Blackboard, Inc. and Deltek Systems, Inc. (“Deltek”). Prior to joining Deltek, Mr. Stewart held senior finance positions at BTG, Tempest Technologies, Inc., C3, Inc., the Division of Corporation Finance at the SEC, Martin Marietta Corporation and Touche Ross & Co. Mr. Stewart received his Bachelor of Science in Accounting from Virginia Commonwealth University and is a Certified Public Accountant. Since January 2008, Mr. Stewart has served on the Board of Global Packaging, USA, a private equity-backed company.

Ellen Glover serves as an Executive Vice President of ICF International and joined ICF Consulting in 2005. Prior to joining the Company, Ms. Glover served as the Vice President and General Manager of Dynamics Research, a publicly traded professional and technical services contractor to federal and state government agencies, which acquired Impact Innovations Group. Prior to the acquisition, from 2002 to 2004, Ms. Glover served as President of Impact Innovations Group, a provider of information technology services to federal and commercial markets. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies. Ms. Glover served as President and Chief Operating Officer of Advanced Technology Systems from 1994 to 2002, as Director of Operations from 1990 to 1993, and as a Program Manager prior to 1990. Ms. Glover was the Chair of the Industry Advisory Council from 2005 to 2006, and Executive Vice Chair from 2004 to 2005. In addition, Ms. Glover has served on the boards of Information Technology Association of America and Women in

Technology. Ms. Glover won the 2007 Janice K. Mendenhall Spirit of Leadership Award and the 2001 Federal Computer Week Federal 100 Eagle Award. Ms. Glover holds a Master of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Gerald Croan serves as an Executive Vice President of ICF International and the president of ICF’s subsidiary, Caliber Associates, Inc. (“Caliber”), which focuses on our health, human services and social programs market. Mr. Croan joined the Company with our acquisition of Caliber effective October 1, 2005. Mr. Croan founded Caliber in 1983 and has served as its president since its inception. Mr. Croan’s experience includes research, evaluation, technical assistance and training, and related program support services for juvenile justice, victim services, youth services and community programs, military family issues, and developmental work on community needs assessment systems for the military. Mr. Croan’s work has been recognized by the U.S. Department of Defense, Department of Justice, and Department of Health and Human Services. Prior to founding Caliber, Mr. Croan served as a senior manager at two consulting organizations and with the Pennsylvania Department of Justice. Mr. Croan holds a Bachelor of Science degree and a Master of City Planning degree from the Massachusetts Institute of Technology. Mr. Croan has served on the Board of the National Association of Child Care Resource and Referral Agencies, an Arlington, Virginia-based non-profit organization, since 2003 and on the Board of the National Learning Institute, a Washington, D.C.-based non-profit organization, since 2001.

Code of Ethics and Corporate Governance Principles

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Our Code of Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Ethics and all committee charters are posted in the Investor Relations – Corporate Governance portion of our website (www.icfi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Luann Gilmore, Corporate Governance.

Certain Relationships and Transactions with Related Persons

We review all transactions between us and any of our officers and directors. Our Code of Ethics, which applies to all directors, executive officers and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us and/or our stockholders. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no personal interest in the matter and discusses the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Governance and Nominating Committee.

There have not been any transactions during the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than equity and other compensation, termination, change-in-control and other arrangements, which are described in the section captioned “Executive Compensation—Potential Payments upon Termination or Change in Control.”

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 17, 2009, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The percentages shown in the following table are based on 15,255,195 shares of common stock outstanding as of April 17, 2009. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of April 17, 2009 or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options, but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031. The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties.

	Shares beneficially owned
Beneficial Owner	Number	Percentage
Directors & Executive Officers
Sudhakar Kesavan(1)	222,386	1.45%
John Wasson(2)	79,627	*
Alan Stewart(3)	53,968	*
Ellen Glover(4)	83,504	*
Gerald Croan(5)	44,018	*
Dr. Edward H. Bersoff(6)	26,555	*
Dr. Srikant M. Datar(7)	13,096	*
Joel R. Jacks(8), (9)	5,837,156	38.26%
David C. Lucien(10)	22,352	*
Peter M. Schulte(9),(11)	5,841,259	38.29%
Eileen O’Shea Auen(12)	8,737	*
Richard M. Feldt(13)	8,986	*
Directors and Executive Officers as a group (12 persons)	6,454,753	41.77%

Beneficial Owners Holding More Than 5%
CM Equity Partners, L.P.(9)	2,108,994	13.82%
CMEP Co-Investment ICF, L.P.(9)	2,505,269	16.42%
CM Equity Partners II, L.P.(9)	1,071,682	7.03%
CM Equity Partners II Co-Investors, L.P.(9)	100,946	*
CM Equity Partners, L.P. and affiliates as a group(9), (14)	5,786,891	37.93%

*Represents beneficial ownership of less than 1%.

(1)	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 78,365 shares of common stock and 16,667 shares of unvested restricted common stock.

(2)	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 30,000 shares of common stock and 8,333 shares of unvested restricted common stock.

(3)	The total number of shares listed as beneficially owned by Alan Stewart includes options to purchase 30,000 shares of common stock and 8,333 shares of unvested restricted common stock.

(4)	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 40,000 shares of common stock.

(5)	The total number of shares listed as beneficially owned by Gerald Croan includes options to purchase 20,000 shares of common stock.

(6)	The total number of shares listed as beneficially owned by Dr. Edward H. Bersoff includes 2,000 shares of unvested restricted common stock.

(7)	The total number of shares listed as beneficially owned by Dr. Srikant M. Datar includes 2,000 shares of unvested restricted common stock.

(8)	The total number of shares listed as beneficially owned by Joel R. Jacks includes 2,000 shares of unvested restricted common stock.

(9)	Directors Peter M. Schulte and Joel R. Jacks are the managing members of entities that serve as the general partners of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. Messrs. Schulte and Jacks disclaim beneficial ownership of the shares of the Company’s common stock owned by each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. except to the extent of their respective pecuniary interests therein. The address for each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. is 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.

(10)	The total number of shares listed as beneficially owned by David C. Lucien includes 2,000 shares of unvested restricted common stock.

(11)	The total number of shares listed as beneficially owned by Peter M. Schulte includes 2,000 shares of unvested restricted common stock.

(12)	The total number of shares listed as beneficially owned by Eileen O’Shea Auen includes 3,397 shares of unvested restricted common stock.

(13)	The total number of shares listed as beneficially owned by Richard M. Feldt includes 3,397 shares of unvested restricted common stock.

(14)	Represents shares of common stock held by CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P., affiliates of CM Equity Partners, L.P.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company executives is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Company’s executive team, including the executive officers, are similar to those provided to other Company key employees. The five executives included in the Summary Compensation Table on page 20 are referred to as our named executives.

Compensation Philosophy and Objectives

In the spring of 2009, the Committee reviewed the Company’s compensation policy and practices and compared them to current trends in board and executive compensation by our peers, as well as the Towers Perrin report prepared, and the analysis it conducted, for the Company in 2007. Based on this review and a review of best industry practices, the Committee reviewed and assessed our compensation philosophy, which has the following objectives:

•

Reward performance and contribution to our business. Our compensation programs should be designed to reward extraordinary performance with strong compensation; likewise, where individual performance falls short of expectations and/or Company performance lags the peer group performance, the programs should deliver lower payouts.

•	Pay-for-performance and retention must be balanced. To attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies who compete with us for talent.

•

Compensation should be aligned with stockholder interests. Key employees should have a substantial proportion of their compensation in the form of equity participation to align their individual financial interests with those of our stockholders.

•

Relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to understand easily how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the departmental and Company’s achievement of its strategic and operational goals.

•

Provide only necessary perquisites for named executives. Our compensation programs should include only those perquisites necessary to attract and retain named executives and/or improve the named executive’s ability to carry out his or her responsibilities safely and effectively.

Implementing Our Objectives

Use of Market Data

We opted to utilize the compensation data gathered by Towers Perrin in the fall of 2007 and to age the salary data by increasing it by 3% for inflation and cost of living between 2007 and 2008 rather than commissioning an updated report in 2008. Because the peer group remained the same, we were able to examine the executive compensation from our peer group from 2008 proxy statements. We did not see any material changes in compensation practices among our peer group. As in 2007, in 2008 the Company remains at or below the median executive compensation relative to our peers. We will request that Towers Perrin provide updated information in the fall of 2009 for use in determining changes in executive compensation among our peer group. The goal for executive compensation is to continue to target the 50th percentile of our peer group for total target direct compensation.

To evaluate our compensation for our named executives in the fall of 2007, Towers Perrin collected competitive data for base salary, annual cash bonus and long-term stock-based incentives. This competitive data includes public companies in the same industry and relevant executive labor market data, plus additional reputable market survey data to validate the peer group benchmarks. The peer group we use is comprised of publicly traded U.S.-based professional services companies that serve the government sector. This peer group is periodically reviewed and updated by the Committee, to ensure that it consists of companies against which the Committee believes the Company competes for talent.

The companies comprising the compensation peer group are the following:

MAXIMUS, Inc.	ManTech International Corporation	IHS Inc.

CACI International Inc.	Huron Consulting Group Inc.	SI International Inc.*

CRA International, Inc.	LECG Corporation	SRA International, Inc.

MTC Technologies, Inc.	Navigant Consulting, Inc.	Stanley, Inc.

	CIBER, Inc.	GTSI Corp.

*	During 2008, this company ceased to be a public company, such that executive compensation information may not be publicly available in the future.

The Company’s projected revenues for 2007 at the time of the study were approximately $700 million (the survey data was prepared in the fall of 2007) and were generally in the 61st percentile range when compared to this group. Our 2007 actual revenue was $727.1 million, whereas the actual 2008 revenue was $697.4 million. In addition to the reasons provided above, based upon the similarity in the Company’s revenue for the two years, and the almost precise correspondence to the projected $700 million in revenue at the time the study was conducted to the actual 2008 revenue, the Committee did not feel the cost of a new market data survey for 2008 was warranted.

We compete with many larger companies for top executive-level talent. As a result, the Committee also considers data obtained from nationally recognized compensation surveys. The broader surveys provide additional perspective on the peer group compensation data, helps confirm peer results and represents the broader market in which we compete for senior executives.

Role of Management in Compensation Decisions

In 2008, the Committee made compensation recommendations to the Board for all named executives, and the Board made the final compensation decisions. In the case of executives other than the chief executive officer (the “CEO”), the CEO annually reviews the performance of the executive team, provides a list of the fiscal year accomplishments by the executive team and Company as a whole to the Committee, and then makes recommendations to the Committee based on these reviews and an analysis of competitive market data. The Committee considers these CEO recommendations when formulating its recommendations to the full Board.

Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for named executive officers included (i) base salary and (ii) incentive compensation in the form of cash bonuses and equity awards.

For the named executives, the Committee has discretion with respect to the size, types, amounts, and principal components of compensation, and, in the case of cash bonuses and equity awards, whether to make any available. In terms of long-term incentive compensation, the Committee establishes pre-determined percentage weights for each component of cash bonus, but does not have pre-determined percentage weights for equity awards. The following section summarizes the role of each compensation component and how decisions are made for the named executives.

2008 Base Salary

The Company provides named executives with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges are typically reviewed annually as part of the Company’s annual performance review process, as well as in conjunction with a promotion or other change in job responsibility of a named executive or as a result of specific commitments made when a named executive is hired. Early in each year, the Committee reviews and sets each named executive’s pay. The effective date of salary increases typically will be March 1st of each year. Base salary for 2008 was established after the review of several factors, including:

•	existing contractual obligations;

•	individual performance of the executive and performance of the Company as a whole;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	salaries of executives in comparable positions and responsibilities at peer companies.

The Committee reviewed 2007 base salaries at the 50th percentile of the compensation peer group, as well as the 50th percentile of a nationally recognized compensation survey for a broad range of companies of comparable size and similar revenues, to determine 2008 base salaries.

2009 Base Salary

For the 2009 fiscal year, Messrs. Kesavan, Wasson and Stewart, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, each volunteered to maintain their existing 2008 base salaries for 2009 as a way to continue to manage costs in the current challenging economic environment. Thus, Mr. Kesavan’s annualized 2009 base salary remained $480,000, Mr. Wasson’s annualized 2009 base salary remained $400,000, and Mr. Stewart’s annualized 2009 base salary remained $323,000. Both Ms. Glover and Mr. Croan’s annualized base salaries were increased slightly—by 3.0% for Ms. Glover, increasing from $300,000 in 2008 to $309,000 in 2009, and by 2.6% for Mr. Croan, increasing from $260,000 in 2008 to $267,000 in 2009.

The consistency (and, in the case of Ms. Glover and Mr. Croan, slight increases) in base salary amounts for 2009 from 2008 for the named executive maintain their salaries close to the 50th percentile of the 2007 compensation peer group (aged by 3%), although still slightly below that level, consistent with the Committee’s philosophy that instead of matching the salary component to the Company’s peers, it wants to add more compensation to the at-risk portion of compensation, placing the total direct compensation at or above the 50th percentile, as described below under “Incentive Compensation.”

Incentive Compensation

Both our cash bonuses and equity awards are made pursuant to our 2006 Long-Term Equity Incentive Compensation Plan (the “Plan”). The Plan is designed to (i) optimize the profitability and growth of the Company through incentives consistent with the Company’s goals, (ii) link and align the personal interests of participants with an incentive for excellence in individual performance, and (iii) promote teamwork.

Tax Implications. Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1.0 million in any taxable year paid to the CEO or the three next most highly compensated executive officers, other than the CEO and CFO. However, 2008 compensation in excess of $1 million paid to our named executives is deductible because of the exemption contained in the regulations under Section 162(m) for companies that are newly publicly held. Since the Plan was in effect prior to the Company’s initial public offering, and the initial public offering disclosed information regarding the Plan that satisfied all applicable laws, pursuant to Treasury Regulation § 1.162-27(f)(2)(iv), the $1.0 million deduction limit is not applicable to remuneration paid under the Plan until the annual stockholders’ meeting in 2010 at which directors are elected.

Annual Incentive Bonus for 2008. As described in the initial public offering prospectus, the Committee designed an annual incentive bonus program for 2007. The amount available to fund bonuses is determined by financial performance targets. Each year, the Committee establishes bonus targets for each named executive based on job responsibilities, internal comparisons and peer group data. In addition, the Committee provides named executives with the opportunity to be rewarded based upon performance goals that vary depending on the executives’ positions. These targets include financial goals relating to earnings, revenues, and backlog; strategic goals relating to acquisitions and technology initiatives; and operational goals relating to expense management and people development. In 2008, the Committee evaluated these performance targets, in addition to the named executive’s individual performance goals, in the determination of 2008 bonuses. The Company implemented bonus programs for key employees other than the named executives that are aligned with similar goals and objectives.

The target bonus as a percent of base salary for the named executives in 2008 was as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Stewart, 75%; Ms. Glover, 50%; and Mr. Croan, 50%. However, the named executives do not receive a bonus unless the Company achieves the minimum performance level. They can receive 80% of the target bonus if the Company achieves the minimum performance level, increasing proportionately up to 150% of the target bonus if the Company achieves or exceeds the maximum performance level. If the Company exceeds the maximum performance level, no additional increase in bonus may occur without the approval of the CEO and the Committee. The performance level achievement is determined by the Committee, with management input, in its discretion after weighing achievement of the specific goals, as well as individual performance.

The 2008 bonuses reflect both the strong performance of the Company and the named executives individually. Specifically, for Messrs. Kesavan, Wasson and Stewart, the Committee considered their respective and relative contributions to overall corporate performance and their extraordinary individual performance in 2008, resulting in the following targets being exceeded: (i) a target of $26.4 million in net earnings per the annual plan budget was exceeded with an actual $28.6 million; (ii) a $646.7 million in revenue forecast was exceeded with an actual $697.2 million; and (iii) the expense management program target of $5.0 million was exceeded with $10.5 million. Further, the Committee considered the Company’s year-over-year backlog, excluding the Road Home contract, which at the end of calendar year 2008 was $756.0 million, compared to $485.0 million at the end of calendar year 2007. In addition, internal growth and the February 2008 acquisition of Jones & Stokes Associates, Inc. resulted in an increase of $66.0 million in gross revenue over the prior year run rate without the Road Home contract, as well as the successful integration of 492 new employees, equating to a 25% increase in talent over the prior year.

The percentage weight of each component comprising the 2008 CEO, Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) target bonus is as follows: 50% for net earnings versus the annual plan budget; 12.5% for revenue versus forecast; 12.5% for backlog versus target; 5.0% for organizational development; 10.0% for acquisitions and 10.0% for expense management as a percent of gross revenue. Performance is capped for both the backlog and expense management components, such that the named executive may not earn over 100% in bonus achievement, or 12.5% and 10.0% of their targeted bonus component for each area, respectively. For all other components, the named executive may achieve and be compensated for performance exceeding 100% of the target. Performance in each of these categories during 2008 exceeded the Company’s anticipated targeted amounts. Further, the Committee recommended and approved an additional, discretionary component to the bonus for each of Messrs. Kesavan and Wasson, from an operational standpoint, for the Company’s extraordinary year-over-year performance as compared to the Company’s peer group, equal to 43% of the bonus target.

For Ms. Glover and Mr. Croan, the Committee considered their contributions to the overall corporate performance, as well as the performance of the business unit that each leads. The percentage weight of each component comprising the Executive Vice President target bonus, which is applicable to both Ms. Glover and Mr. Croan, is as follows: 20% for practice gross revenue; 20% for practice local margin; 12.5% for pipeline development; 12.5% for sales; 25.0% for collaboration and support of strategic goals; and 10.0% for staff development. For Ms. Glover, all of the target components were exceeded, except for (i) practice local margin, where she achieved 96% of the target, and (ii) collaboration and support of strategic goals, where she achieved 90% of the target. For Mr. Croan, all of the target components were exceeded, except for (i) practice local margin, where he achieved 98% of the target, (ii) collaboration and support of strategic goals, where he achieved 75% of the target, and (iii) staff development, where he achieved 40% of the target.

Accordingly, the Committee determined that Messrs. Kesavan and Wasson achieved 111.6% of their target bonus, plus an additional 43.0% due to the discretionary component. Mr. Stewart achieved 83.0% of his target bonus, Ms. Glover achieved 93.0% of her target bonus, and Mr. Croan achieved 76.9% of his target bonus. Accordingly, the bonus awards made for each of the named executives in 2008 under the incentive compensation plan were as follows: Mr. Kesavan, $742,080; Mr. Wasson, $494,720; Mr. Stewart, $201,067; Ms. Glover, $140,000; and Mr. Croan, $100,000. These bonuses are reflected in the bonus column of the Summary Compensation Table on page 20.

Annual Incentive Bonus for 2009. For 2009, the target bonus as a percent of base salary for the named executives will be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Stewart, 70%; Mr. Croan, 50% and Ms. Glover, 50%. These amounts, with the exception of a small reduction for Mr. Stewart, are consistent with both the 2008 target bonuses and the Committee’s decision to ensure that a significant portion of named executive compensation is at-risk.

The Committee has also established certain 2009 Company performance targets based on the 2009 calendar year budget. If the Company does not achieve at least 80% of its annual performance goals, then no bonuses or equity distributions will be made for 2009. Further, for achievement of 80% to 120% of performance goals, the targeted total direct compensation will be in a range approximating the 50th percentile of the Company’s peer group. The named executives have the potential to earn more, based on the discretion of the Compensation Committee, for performance above 120% of the performance goals. The maximum total direct compensation that may be earned for superior performance, unless recommended by the Committee to be otherwise, is anticipated to be 160% of the targeted payout levels.

In addition, the performance goals for each of the named executives are being adjusted for 2009. For each of the named executives, 75% of their bonus calculations for the upcoming year will be non-discretionary and based on achievement of quantifiable targets, while 25% will be discretionary by the Committee and tied to the named executive’s contribution to the Company’s strategic goals, collaboration, people development, and mergers and acquisitions. For both Messrs. Kesavan and Wasson, the remaining non-discretionary 75% will be comprised of the following: 35% tied to the Company achieving its gross revenue target; 25% tied to the Company achieving its earnings before interest, taxes, depreciation and amortization, plus non-cash stock compensation expense (“Bank EBITDA”) target; and 15% tied to its total backlog target. For Mr. Stewart, the non-discretionary 75% of his bonus will consist of the following: 35% tied to the Company achieving its gross revenue target; 20% tied to the Company achieving its Bank EBITDA target; 10% tied to reduced tax exposure for the Company; and 10% tied to the speed of the monthly and quarterly close of the Company’s books. For Ms. Glover, her non-discretionary 75% will be composed of the following: 15% tied to the Company achieving its gross revenue target; 15% tied to the Company’s target Bank EBITDA; 17.5% correlates to her practice gross revenue; 17.5% correlates to her practice local margin; 5% relates to the pipeline of her practice; and 5% relates to the sales of her practice. Mr. Croan’s non-discretionary 75% includes 15% tied to the Company achieving its gross revenue target; 15% correlates to the Company’s target Bank EBITDA; 22.5% correlates with the Company gross revenue generated from the Presidential stimulus package; and 22.5% relates to the Company sales generated from the Presidential stimulus package.

2008 Equity Awards. The Company’s equity component of compensation has consisted of grants of stock options, restricted stock and/or restricted stock units. Such awards are designed to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage participants to focus on long-term Company performance;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value they have added to the organization. In determining awards, we consider current value, expected value at grant, and the ownership percentage associated with the award to draw a comparison among the recipients and make market comparisons to similarly situated executives in peer group companies. In establishing award levels, we consider existing equity ownership levels of the participants. However, we have no formal ownership guidelines or requirements. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

For performance during fiscal year 2008, the Committee approved the following grants to our named executives:

	Equity Incentive Awards Restricted Stock Units
Name	Value of Restricted Stock Units ($)(1)	Shares Underlying Restricted Stock Units (#)
Sudhakar Kesavan, Chairman, President & Chief Executive Officer	$959,989	39,933
John Wasson, Executive Vice President & Chief Operating Officer	524,986	21,838
Alan Stewart, Senior Vice President & Chief Financial Officer	241,265	10,036
Ellen Glover, Executive Vice President	139,985	5,823
Gerald Croan, Executive Vice President	99,982	4,159

(1)	Based on the closing stock price of $24.04 on the date of grant.

For 2008 performance, the Committee opted to use restricted stock units as its vehicle for equity incentive compensation. The restricted stock unit awards were granted effective April 8, 2009. The grants vest in five equal annual installments, beginning on the anniversary of the grant date. The Committee makes all annual awards at a pre-determined quarterly meeting of the Committee. Newly hired named executives who are eligible to receive equity awards are granted such awards at the next regularly scheduled Committee meeting following their hire date or upon their hire date.

2009 Equity Awards. The Committee made certain adjustments to the named executives’ target equity grants for the upcoming year in an effort to ensure that if/when the Company achieves 80% to 120% of its established 2009 performance goals, each of the named executives will be compensated close to the 50th percentile of their peer group. As a result, Mr. Kesavan’s target equity grant amount is 160% of his base pay; Mr. Wasson’s target equity grant amount is 70% of his base pay; Mr. Stewart’s target equity grant amount is 70% of his base pay; and both Ms. Glover’s and Mr. Croan’s target equity grant amounts are 30% of their base pay.

Retirement and Other Benefits

Savings Plan. Our named executives participate in our tax-qualified defined contribution profit-sharing plan, which has a Section 401(k) feature. Under the terms of this plan, eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits. We make matching contributions each pay period equal to 100% of an employee’s 401(k) contributions up to the first 3% of the employee’s compensation and we also make matching contributions equal to 50% of the employee’s 401(k) contributions up to the next 2% of the employee’s compensation. We do not make matching contributions for employee 401(k) contributions in excess of 5% of the employee’s compensation. Our contributions to this plan for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table below.

Perquisites. The Company does not provide any material perquisites or personal benefits to its named executives.

Severance Benefits. We have entered into severance protection agreements with Messrs. Kesavan, Wasson and Stewart. We believe these agreements, which provide severance protection upon a change in control, serve to promote stability and continuity among our named executives. We also have an employment agreement with Mr. Kesavan and severance letter agreements with Messrs. Wasson and Stewart that provide severance benefits in certain situations other than termination in conjunction with a change in control. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Potential Payments upon Termination or Change in Control” on page 24.

Summary Compensation Table

The table below summarizes the actual compensation earned by and awarded to our named executives during 2008.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Compensation	All Other Compensation ($) (3)	Total ($)
Sudhakar Kesavan,	2008	$464,622	$742,080	$496,070	$130,429	—	$10,830	$1,844,031
Chairman & Chief Executive Officer	2007 2006	395,695 367,501	1,500,000 1,000,000	232,550 52,007	97,341 —	— 700,000	6,237 6,417	2,231,823 2,125,925

John Wasson,	2008	388,473	494,720	311,401	117,386	—	9,360	1,321,340
Executive Vice President & Chief Operating Officer	2007 2006	333,173 288,374	1,000,000 600,000	124,463 26,004	87,607 —	— 400,000	9,360 9,160	1,554,603 1,323,538

Alan Stewart,	2008	312,819	201,067	226,913	117,386	—	5,447	863,632
Senior Vice President & Chief Financial Officer	2007 2006	261,414 218,526	600,000 400,000	113,546 26,004	87,607 —	— 250,000	5,846 6,087	1,068,413 900,617

Ellen Glover,	2008	292,333	140,000	124,560	78,258	—	9,476	644,627
Executive Vice President	2007 2006	258,649 251,736	150,000 165,000	49,033 131,511	58,405 —	— —	9,493 9,184	525,580 557,431

Gerald Croan,	2008	254,244	100,000	133,309	78,258	—	7,277	573,088
Executive Vice President	2007 2006	223,816 192,308	100,000 80,000	57,355 8,671	58,405 —	— —	307,169 6,836	746,745 287,815

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2008, in accordance with FAS 123(R), for the vesting of shares of restricted stock for each named executive in 2008. Assumptions used in the calculation of the amounts are included in Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2008, in accordance with FAS 123(R), in 2008 for each named executive, based upon a fair value using the Black-Scholes option pricing model. For further information on the assumptions used to compute fair value, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Options vest in three equal annual installments beginning one year from the date of grant, which for all options shown was March 23, 2007.

(3)	Details of the amounts reported in the “All Other Compensation” column for 2008 are provided in the table below. The aggregate perquisite amount for each named executive was less than $10,000, with the exception of Mr. Kesavan, who was only slightly above $10,000.

	Sudhakar Kesavan	John Wasson	Alan Stewart	Ellen Glover	Gerald Croan
Imputed Income	$468	$360	$468	$552	$1,032
Employer Contributions to 401(k) Plan	8,812	9,000	4,979	8,924	6,245
Life Insurance Premiums	1,550	—	—	—	—

Employment Agreement

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006, which we later restated on December 29, 2008 for the purpose of bringing it into compliance with Section 409A of the Code. The agreement provides that Mr. Kesavan will serve as our Chief Executive Officer, President and Chairman of the Board of Directors and he will receive annual increases to his base salary at least equal to the increase in the consumer price index. The Compensation Committee may further increase Mr. Kesavan’s base salary under that agreement based on the performance of the Company and other factors deemed relevant by the Compensation Committee. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Compensation Committee. We are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the Company, and the Company may terminate this agreement either without cause or for cause upon written notice. The benefits that Mr. Kesavan and other executive officers will receive upon termination of their employment or change in control are described under “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards in 2008

There were no awards granted to named executives during the 2008 fiscal year.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options—Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Sudhakar Kesavan Chairman & Chief Executive Officer	5,333 25,429 21,936 22,333 16,667	— — — — 33,333	$5.00 6.10 6.10 6.10 18.31	9/08/2011 4/05/2012 1/01/2013 6/30/2012 3/22/2017	16,667 23,333	(2) (3)	$409,508 573,292

John Wasson Executive Vice President & Chief Operating Officer	923 20,000 15,000	— — 30,000	6.10 7.34 18.31	1/01/2013 1/01/2014 3/22/2017	8,333 16,666	(2) (3)	204,742 409,484

Alan Stewart	15,000	30,000	18.31	3/22/2017	8,333		204,742
Senior Vice President & Chief Financial Officer					10,000	(3)	245,700

Ellen Glover Executive Vice President	20,000 10,000	— 20,000	7.34 18.31	9/01/2015 3/22/2017	6,666 6,666	(5) (3)	163,784 163,784

Gerald Croan Executive Vice President	10,000	20,000	18.31	3/22/2017	6,666 6,666	(4) (3)	163,784 163,784

(1)	Based upon the closing market price of our common stock on the Nasdaq on December 31, 2008, which was $24.57.

(2)	These unvested shares are time-based restricted shares that will vest in one remaining installment on September 27, 2009.

(3)	These unvested shares are time-based restricted shares that will vest in two remaining equal installments on November 12, 2009 and 2010.

(4)	These unvested shares are time-based restricted stock units that will vest and be settled for shares of common stock on October 27, 2009.

(5)	These unvested shares are time-based restricted stock units that will vest and be settled for shares of common stock on September 27, 2009.

Option Exercises and Stock Vested During 2008

The following table provides information concerning the vesting of stock awards and exercise of options for each named executive officer, on an aggregate basis, during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	151,000	$2,414,885	28,333	$542,993
John Wasson, Executive Vice President & Chief Operating Officer	76,848	1,157,074	16,667	316,755
Alan Stewart, Senior Vice President & Chief Financial Officer	50,000	617,000	13,333	256,410
Ellen Glover, Executive Vice President	—	—	6,668	126,725
Gerald Croan, Executive Vice President	—	—	6,668	118,157

Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan (the “Plan”) for a select group of key management and highly compensated employees who have been designated to be eligible to participate in the Plan by the Board of Directors or the Compensation Committee (for purposes of this section, the “Committee”).

The Plan became effective on May 1, 2008, and allows participants to defer up to 80% of base salary and/or up to 100% of bonus and commissions. All amounts deferred are 100% vested. In addition, the Company may credit a participant’s Plan account with Company contributions required under an employment agreement or any other agreement and/or with discretionary Company contributions. Company contributions are vested pursuant to the terms of any relevant agreement or if none, on the anniversary of the date on which such Company contribution was credited to the participant’s account balance, in accordance with the following schedule, provided, however, that the participant must be in the service of the Company as an employee on such anniversary to receive vesting credit:

Less than 1 year—0%

1 year but less than 2 years—33%

2 years but less than 3 years—67%

3 or more years—100%

Only one of the named executives designated to participate in the Plan elected to do so in 2008. No Company contributions were credited under the Plan for 2008. Any amounts credited to a Plan account are deemed to be invested in one or more investment options selected by each participant from investment options offered under the Plan.

Plan participants are entitled to receive distributions from their Plan accounts upon separation from service, death, disability, and/or upon a specified date. Subject to the provisions of Section 409A of the Code, Plan participants may elect to receive distributions from the Plan in single lump-sum payments or installment payments over a period of five or ten years. If no such election is made, a participant shall be deemed to have elected a lump-sum form of payment.

The following table sets forth information as of December 31, 2008, regarding contributions and balances of named executives under the Plan:

	Executive Contributions in 2008 FY	Company Contributions for 2008 FY	Aggregate Earnings/Losses in 2008 FY	Aggregate Distributions in 2008 FY	Aggregate Balance at 12/31/08
Sudhakar Kesavan	—	—	—	—	—
John Wasson	—	—	—	—	—
Alan Stewart	$16,896	—	$(3,474)	—	$13,422
Ellen Glover	—	—	—	—	—
Gerald Croan	—	—	—	—	—

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2008, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Options	658,832		$10.19	—
Rights	623,671	(1)	—	—
Total	1,282,503		—	510,501	(2)

(1)	58,025 restricted stock awards that have been granted are not included in this amount because they are shown on our financial statements as issued and outstanding.

(2)	Our 2006 Long-Term Equity Incentive Plan provides for automatic increases each January 1, commencing January 1, 2007, in the number of shares available for grant by up to 3% of the number of shares issued and outstanding on that date, unless the Board of Directors decides to increase the shares available under the Plan by a lesser amount. This number represents the shares remaining from both the 416,241 shares registered pursuant to the 2007 evergreen provision and the 217,973 shares registered pursuant to the 2008 evergreen provision. Subsequent to December 31, 2008, the Board of Directors decided to increase the shares available under the Plan by 3%, or 453,195 shares, on March 10, 2009, pursuant to the 2009 evergreen provision, which is not reflected in this table. The number of securities remaining available for future issuance is not limited by plan category.

Potential Payments upon Termination or Change in Control

We maintain employment, severance and change in control agreements with certain of our named executives who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive would receive if his or her employment with us were terminated or if we had a change in control and such named executive’s employment was terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2008, and that the relevant stock price is the closing market price for our common stock on Nasdaq on December 31, 2008, which was $24.57.

Payments Pursuant to Employment Agreement

We entered into an amended and restated employment agreement with Mr. Kesavan on September 27, 2006, which was again restated on December 29, 2008 for compliance with Section 409A of the Code, under which he serves as our President, CEO and Chairman of the Board of Directors. If we terminate Mr. Kesavan’s employment for cause, we will only be obligated to him for his base salary and bonus accrued but not yet paid as of the termination date, continuance of his healthcare coverage as required by law, vesting of outstanding options and other equity awards through the date of termination with payment in compliance with Section 409A, and reimbursement for any outstanding reasonable business expenses incurred in the performance of his duties. As defined in the employment agreement, “cause” means the following: (i) material violation of our written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment for “good reason,” Mr. Kesavan will receive the following: (i) the amounts he would have received if terminated for cause; (ii) two times his annual base salary (which will be paid in two tranches: (y) the first tranche will be paid monthly in approximately equal installments over the 24-month period following the termination date, with the aggregate amount not to exceed certain limitations set forth in Section 409A; and (z) the second tranche will be comprised of the difference of the total two times his annual base salary minus the aggregate amount paid in the first tranche, and will be paid in a single lump sum payment on the first business day after six months from the termination date); (iii) accelerated vesting of all outstanding options and other equity awards; (iv) a pro rata share of his annual incentive compensation award for the fiscal year in which he was terminated payable in a lump sum on the later of the (a) date that is 90 days following the end of that fiscal year or (b) date that is six months after the date of such termination; and (v) continuation of Mr. Kesavan’s family health and dental insurance policy in effect as of the date of termination for 24 months following termination. Termination by the Company without cause includes: (i) any reason other than cause (as defined in the employment agreement and summarized above); (ii) death of Mr. Kesavan; or (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled (as defined in the employment agreement). Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

All amounts and benefits under the employment agreement shall be paid in a manner or form that complies with Section 409A or an exception thereunder.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two years following termination.

The payments that would have been made to Mr. Kesavan, pursuant to Mr. Kesavan’s employment agreement, if he had incurred a termination of his employment as of December 31, 2008, are as follows:

Name	Pro Rata Bonus Share	Severance	Welfare Benefits	Unvested and Accelerated Awards
S. Kesavan
Without Cause (1)	$742,080	$960,004	$5,896	$1,801,792
Death or Disability	742,080	960,004	5,896	1,801,792

(1)	Termination without cause includes a resignation for good reason as defined under the employment agreement.

Payments Pursuant to Severance Letter Agreements

We have entered into severance letter agreements with John Wasson and Alan Stewart, both of which were restated on December 12, 2008 for compliance with Section 409A of the Code and for extension of the term of each from December 20, 2008 to December 31, 2011 with automatic one-year extensions thereafter unless notice by either party is given no later than the prior October 1. Both are entitled to certain payments in the event of termination of employment by the Company other than for cause (as defined in the Severance Protection

Agreements discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation or work location. In the event of a termination of employment under such an agreement, the executive is entitled to (i) continuation of his base salary for 12 months or, if greater, the period during which he is subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to the executive over the three years prior to his termination. The base salary severance benefits will be paid on the 26 biweekly pay dates following separation from service pursuant to the Company’s normal payroll practices or, if longer, on the biweekly pay dates during the time period the executive is subject to any non-competition restrictions with the Company. The bonus severance benefit will be paid within the 15-day period following the last payment of such biweekly base salary severance benefits. In addition, both named executives are entitled to accelerated vesting of all stock options, restricted stock, and other equity awards, and continuation of health and dental insurance for as long as salary continues to be paid under the agreement.

Payment of these severance benefits are subject to Mr. Wasson’s and Mr. Stewart’s compliance with certain covenants and requirements upon termination. These agreements expire on the earlier of December 31, 2011 or a change in control of the Company.

Ms. Glover and Mr. Croan do not have severance or employment agreements. They are entitled to receive benefits under our Senior Executive Officers’ Severance Plan that depend on their tenure at the time of termination. Under this plan, if Ms. Glover’s employment is terminated without cause, she is entitled to receive five months of salary and  5/12 of her most recently paid cash bonus. If Mr. Croan’s employment is terminated without cause, he is entitled to receive nine months of salary and  3/4 of his most recently paid cash bonus. In addition, health insurance coverage would continue for the period of both Ms. Glover’s and Mr. Croan’s salary continuation.

All amounts and benefits under these agreements or plan shall be paid in a manner and form that complies with Section 409A or an exception thereunder.

The payments that would have been made to such named executives if termination of employment had occurred as of December 31, 2008, are as follows:

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Unvested Awards
J. Wasson (1)	$400,005	$580,000	$16,343	$1,351,326
A. Stewart (1)	323,003	366,667	5,649	1,187,542
E. Glover	125,018	62,500	—	—
G. Croan	195,000	75,000	8,081	—

(1)	Salary continuation may be extended based on the term of the non-compete not yet negotiated.

Payments in the Event of Death, Disability or Retirement

If any named executive retires, dies or becomes disabled while employed by us, any unvested options held by that named executive will become exercisable immediately.

Payments in the Event of a Change in Control

On September 27, 2006, we entered into severance protection agreements with Messrs. Kesavan, Wasson and Stewart that provide for payments in the event of termination of employment resulting from a change in control. We restated the severance protection agreements of Messrs. Wasson and Stewart on December 12, 2008, and restated the severance protection agreement of Mr. Kesavan on December 29, 2008, for the purpose of bringing each such severance protection agreement into compliance with Section 409A of the Code. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the named executive.

Under the severance protection agreements, Messrs. Kesavan, Wasson and Stewart will receive certain payments and benefits if they are terminated without cause or resign for good reason within 24 months following a change in control. A change in control is defined as follows: (i) the acquisition by an individual, group or entity of beneficial ownership of 35% or more of our outstanding voting shares, subject to certain exceptions, (ii) the members of the board of directors in place as of August 31, 2006 cease to constitute a majority of the board, subject to certain circumstances, (iii) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement, or (iv) approval by our stockholders of a liquidation or dissolution of the Company.

Termination without cause means any termination other than one for (i) material violation of our material written policies, (ii) willful conduct materially and demonstrably injurious to the Company, (iii) being charged with certain criminal conduct, or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes (i) material adverse change in the executive’s job duties or responsibilities, compensation or location of employment, (ii) bankruptcy of the Company, (iii) material breach by the Company of the severance protection agreement, or (iv) failure to require any successor of the Company to assume the severance protection agreement.

In the event of a change of control and a termination of the employment of Messrs. Kesavan, Wasson or Stewart without cause or their resignation with good reason within 24 months of the change in control, the named executives will be entitled to the following payments:

•	base salary earned through date of termination and pro rata bonus for the year of termination;

•	lump-sum payment equal to three times the named executive’s average annual taxable W-2 compensation during the three years prior to the calendar year in which the termination occurs;

•

continued coverage for 36 months after termination for the named executive and the named executive’s dependents and beneficiaries under life and medical insurance programs provided by the Company to similarly situated executives during the continuation period of such coverage (any such coverage and benefits thereunder shall comply with Section 409A);

•	outplacement services for a period of 12 months, or the named executive’s first acceptance of an employment offer, if shorter; and

•

100% vesting of all equity awards granted under our 2006 Incentive Compensation Plan with payment or distribution of any such awards subject to Section 409A being made in a manner that complies with Section 409A.

Further, adjustment shall be made to maximize a named executive officer’s compensation that is payable in the event of a change in control and that is subject to Section 280G of the Code.

These agreements provide for an expiration date of December 31, 2011; however, on December 31, 2011 and each anniversary thereafter, the term shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or executive shall give notice not to extend the term. In addition, if a change in control occurs during the term, then such term will be extended to the date two years after the change in control event.

During the time a named executive receives payment under an agreement, the executive agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The named executive also must provide a general release of all claims and causes of action against us and our successors arising from or relating to the named executive’s employment with us.

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder.

The payments that would have been made to such named executives, if termination of employment related to a change in control had occurred as of December 31, 2008, are as follows:

Name	Pro Rata Bonus	Lump-Sum Payment	Welfare Benefits	Unvested Awards
S. Kesavan	$742,080	$3,083,597	$18,843	$1,801,792
J. Wasson	494,720	2,057,763	59,028	1,351,326
A. Stewart	201,067	1,482,356	26,948	1,187,542

Director Compensation

The following discussion outlines the compensation that was paid to non-employee directors during 2008, as well as our anticipated director compensation structure for 2009. The compensation for our Board of Directors is evaluated in the fall of each year, and becomes effective October 1. Therefore, for purposes of the below discussion, references to 2008 Board compensation and fees refer to the period ended September 30, 2008, and references to 2009 Board compensation and fees refer to the period from October 1, 2008 through September 30, 2009.

Directors who are employed by us will not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting. Our policies for the compensation of directors are reviewed annually by our Governance and Nominating Committee, and any changes in those policies must be approved by the entire Board.

Fiscal Year 2008

Cash Compensation. Our non-employee directors each received annual retainers of $36,000, payable quarterly, covering up to four regular Board meetings, one annual meeting and a reasonable number of special Board meetings. Additional retainers, if any, for additional meetings are determined by the Board of Directors or the Governance and Nominating Committee. No additional retainer for 2008 was paid to any of our non-employee directors. The chair of the Audit Committee received $20,000 annually (including member fee), and each other Audit Committee member received $5,000 annually, payable in equal quarterly installments. The chair of the Compensation Committee received $13,000 annually (including member fee) and each other Compensation Committee member received $5,000 annually, payable in equal quarterly installments. The chair of the Governance and Nominating Committee received $13,000 annually (including member fee), and each other Governance and Nominating Committee member received $5,000 annually, payable in equal quarterly installments. The chair of the Mergers and Acquisitions Committee received $13,000 annually (including member fee), and each other Mergers and Acquisitions Committee member received $8,000 annually, payable in equal quarterly installments. The lead director receives a fee of $20,000 annually, payable in equal quarterly installments.

Restricted Stock Grants. Non-employee members of the Board, upon first being elected to the Board, receive an initial grant of restricted shares of common stock with a fair market value equal to three times the annual cash retainer amount. These initial grants of restricted stock vest equally over a period of three years, subject to acceleration upon certain events such as a change of control. Starting with their second year of service, non-employee directors receive annual grants of restricted stock with a fair market value equal to $48,000. These annual restricted stock grants vest immediately.

Board members are encouraged to own an amount of shares equal to three times their annual Board compensation and may elect to convert their quarterly cash compensation into our common stock at the fair market value of our common stock on the quarterly payment date.

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2008 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Eileen O’Shea Auen	$38,250	$28,796	$67,046
Dr. Edward H. Bersoff	78,250	72,027	150,277
Dr. Srikant M. Datar	43,500	72,027	115,527
Richard M. Feldt	34,250	28,796	63,046
Joel R. Jacks	46,500	72,027	118,527
David C. Lucien	59,500	72,027	131,527
Peter M. Schulte	49,000	72,027	121,027

(1)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2008.

Fiscal Year 2009

Upon the formation of the Corporate Governance and Nominating Committee in June 2008, the responsibility for the review of the Board of Directors’ compensation was moved from the Compensation Committee to the Governance and Nominating Committee. The next review of the Board of Directors’ compensation policies will occur in mid-2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC.

Compensation Committee

David C. Lucien, Chairman
Eileen O’Shea Auen
Richard M. Feldt

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2007 and 2008.

	2007	2008
Audit Fees	$985,788	$893,049
Audit-Related Fees	—	36,186
Tax Fees	376,135	868,651
All Other Fees	—	—

Total	$1,361,923	$1,797,886

The following is a description of the nature of the services related to the fees disclosed in the table above. The Audit Committee has considered whether Grant Thornton’s provision of non-audit services is compatible with maintaining its independence. All of the non-audit services provided by our independent auditor were pre-approved by the Audit Committee on a case-by-case basis. This approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the audit of internal controls over financial reporting, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include employee benefit plan and other audits.

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, including the preparation and review of tax returns.

All Other Fees

There are no fees for other services rendered by Grant Thornton that do not meet the above category descriptions.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accountant is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Grant Thornton, the consolidated financial statements of ICF International and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Audit Committee has (a) discussed with Grant Thornton those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Audit Committee

Dr. Edward H. Bersoff, Chairman Dr. Srikant M. Datar Richard M. Feldt

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file such reports, we believe that each of our executive officers, directors and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2008, with the following exceptions: one late filing by Mr. Kesavan regarding two option exercises and subsequent share sales; two late filings by Ms. Auen regarding three transactions, two share acquisitions issued in lieu of cash for director fees and one acquisition of a restricted stock award; two late filings by Mr. Feldt regarding three transactions, two share acquisitions issued in lieu of cash for director fees and one acquisition of a restricted stock award; two late filings by Mr. Stewart regarding three option exercises and two share dispositions; one late filing by Dr. Datar regarding one share acquisition issued in lieu of cash for director fees; two late filings by Mr. Jacks regarding one share acquisition issued in lieu of cash for director fees and one purchase of shares; and one late filing by Mr. Schulte regarding one share acquisition in lieu of cash for director fees.

STOCKHOLDERS’ PROPOSALS FOR THE 2010 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2010 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 30, 2009, or, if next year’s annual meeting is held on a date more than 30 calendar days from June 4, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to post, print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for our 2010 Annual Meeting, this would be February 4, 2010 and March 6, 2010, respectively). However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary, the notice must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting. Further, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such annual meeting is less than 100 days prior to the annual meeting date, notice must be delivered no later than the close of business on the 10th day following the public announcement date. A copy of the bylaws may be obtained from the Company.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $10,700 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

ICF INTERNATIONAL, INC.

/s/ ALAN STEWART
Alan Stewart Corporate Secretary

VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to: ICF International, Inc., c/o Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230-1150.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Access the Website and cast your vote: www.cesvote.com	Return your proxy in the postage-paid envelope provided

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the ICF International, Inc. Annual Meeting of Stockholders, including the 2008 Annual Report and the proxy statement, are available over the Internet.

To view the proxy materials, please visit www.ViewMaterial.com/icfi.

Votes submitted electronically over the Internet or by telephone must be received by 6:00 a.m. Eastern Time, on June 4, 2009

Vote 24 hours a day, 7 days a week!

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Proxy must be signed and dated below.

ò   To vote by mail, please fold and detach card at perforation before mailing.  ò

Proxy	Annual Meeting of Stockholders of ICF International, Inc.	Proxy
June 4, 2009
This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 24, 2009, and revoking all prior proxies, hereby appoints Dr. Edward H. Bersoff, David C. Lucien, Dr. Srikant M. Datar, Eileen O’Shea Auen and Peter M. Schulte (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of common stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 10:00 a.m., local time, on Thursday, June 4, 2009, at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031 or at any adjournment thereof.

Dated: 2009

Signature

Signature
NOTE: Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

VOTING INSTRUCTIONS ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD.

Proxy must be signed and dated on the reverse side.
ò To vote by mail, please fold and detach card at perforation before mailing. ò

ICF INTERNATIONAL, INC.	PROXY

If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. If you are a beneficial owner of ICF International common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

The Board of Directors recommends a vote FOR Proposals 1 and 2 to be voted upon at the Annual Meeting.

1.	PROPOSAL 1: ELECTION OF DIRECTORS

Nominees:	(1) Richard M. Feldt	(2) Joel R. Jacks	(3) Sudhakar Kesavan

❑	FOR all nominees listed above	❑	WITHHOLD AUTHORITY
	(except as shown to the contrary below)		to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

2.	PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

❑	FOR	❑	AGAINST	❑	ABSTAIN

3.	To transact any other business that is properly brought before the meeting or any adjournment.

❑	Please check here if you plan to attend the Annual Meeting.

Continued on reverse side